Exhibit 99.1

Zebra Technologies Announces Debt Restructuring Actions

Lincolnshire, Ill., May 31, 2018 — Zebra Technologies Corporation (NASDAQ: ZBRA), the market leader in rugged mobile computers, barcode scanners and barcode printers enhanced with software and services to enable real-time enterprise visibility, announced that today it has completed additional actions to restructure its debt, which reduce interest costs while maximizing financial flexibility.

The company amended its Term Loan B facility maturing Oct. 2021. The facility size has been decreased to $825 million, from $1.125 billion, and the interest rate has been reduced by 25 basis points to LIBOR + 1.75%, from LIBOR + 2.00%.

The company also amended its senior secured credit facility maturing July 2021, currently priced at LIBOR + 1.75%. This facility includes its $670 million Term Loan A, and an $800 million revolving credit facility (increased today from $500 million), on which $537 million is currently drawn. Under the terms of the amended agreement, the interest rate spread over LIBOR will be reduced by an additional 12.5 basis points upon certification of attainment of a certain debt leverage threshold, which is expected to result in the lower rate spread pricing before the end of 2018.

These restructuring actions are expected to result in annualized interest expense savings of approximately $4-5 million. In the second quarter of 2018, the company expects to incur approximately $3 million of transaction fees and $5-6 million of accelerated amortization of debt issuance and discount costs.

These actions follow the previously announced comprehensive restructuring of the company’s debt during the second half of 2017, which drove more than $45 million of annualized interest savings.

Forward-Looking Statements

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s outlook and plans regarding debt restructuring and reduction. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra undertakes no obligation, other than as may be required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include customer acceptance of Zebra’s hardware and software products and competitors’ product offerings, and the potential effects of technological changes. The continued uncertainty over future global economic conditions, the availability of credit and capital markets volatility may each have adverse effects on Zebra, its suppliers and its customers. In addition, a disruption in our ability to obtain products from vendors as a result of supply chain constraints, natural disasters or other circumstances could restrict sales and negatively affect customer relationships. Profits and profitability will be affected by Zebra’s ability to control manufacturing and operating costs. Because of its debt, interest rates and financial market conditions will also have an impact on results. Foreign exchange rates will have an effect on financial results because of the large percentage of our international sales. The outcome of litigation in which Zebra may be involved is another factor. The success of integrating acquisitions could also affect profitability, reported results and the company’s competitive position in it industry. These and other factors could have an adverse effect on Zebra’s sales, gross profit margins and results of operations and increase the volatility of our financial results. When used in this release and documents referenced, the words “plan,” “anticipate,” “believe,” “outlook,” and “expect” and similar expressions, as they relate to the company or its management, are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, please refer to the company’s latest filings of its Forms 10-K and 10-Q.

About Zebra

With the unparalleled operational visibility Zebra (NASDAQ: ZBRA) provides, enterprises become as smart and connected as the world we live in. Real-time information – gleaned from visionary solutions including hardware, software and services – gives organizations the competitive edge they need to simplify operations, know more about their businesses and customers, and empower their mobile workers to succeed in today’s data-centric world. For more information, visit www.zebra.com or sign up for our news alerts. Follow us on LinkedIn, Twitter and Facebook.

Contacts

Investors:	Media:
Michael Steele, CFA, IRC	Therese Van Ryne
Vice President, Investor Relations	Director, Global Public Relations
Phone: + 1 847 793 6707	Phone: + 1 847 370 2317
msteele@zebra.com	therese.vanryne@zebra.com